UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017
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NII HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-37488 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 800 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Investment Agreement

On June 5, 2017, NII Holdings, Inc. (“NII”) and AINMT Holdings AB (“AINMT”), an international telecommunications company operating primarily in Norway under the “ice.net” brand that is a controlled subsidiary of Access Industries, a global media, industrial and technology group, along with certain affiliates of NII and AINMT, entered into an agreement (the “Investment Agreement”) to partner in the ownership of NII’s Brazilian operating subsidiary, Nextel Telecomunicações Ltda. (“Nextel Brazil”).

The Investment Agreement provides for an initial investment by AINMT of $50 million (the “Initial Investment”) for 30% ownership of Nextel Holdings S.à r.l. (the “Company”), a newly formed wholly owned subsidiary of NII, which will indirectly own Nextel Brazil, and grants AINMT an option to invest an additional $150 million in the Company (the “Second AINMT Investment”). If AINMT exercises the option, AINMT’s total $200 million investment would result in a 60% controlling stake in the Company.

The completion of the Initial Investment, which is divided into two stages of 19.9% and 10.1%, is subject to (i) approval by the shareholders of each of AINMT and AINMT AS, AINMT’s parent; (ii) the contribution of the assets of NII International Mobile S.à r.l., a wholly owned indirect subsidiary of NII that indirectly owns all of the equity interests of Nextel Brazil, to the Company and confirmation of the tax treatment of the transaction; and (iii) with respect to the additional 10.1%, Brazilian antitrust approval. In addition, NII will provide updated disclosure schedules to the Investment Agreement satisfactory to AINMT within five business days after execution of the Investment Agreement. Prior to the closing of the Initial Investment, NII will contribute $116.7 million and be issued ordinary shares in the Company. NII has also agreed to contribute to the Company by the closing of the Initial Investment all of its freely distributable cash (including any proceeds released from escrow funds from the sale of NII’s operation in Mexico received up to that time) outside of Nextel Brazil, less $50 million, which will be retained by NII. NII has also agreed to contribute from time to time proceeds arising from the release of escrowed funds from the sale of its operations in Mexico. NII anticipates that the Initial Investment will be completed during the third quarter of 2017.

In the second stage of the transaction, AINMT will have an option, exercisable on or prior to November 15, 2017, to invest an additional $150 million in the Company. The closing of the Second AINMT Investment is subject to the satisfaction of customary conditions, including approval of the stockholders of NII, receipt of required third party consents and regulatory approvals, transfer of certain guarantees to the Company and amendment of Nextel Brazil’s existing credit facilities. If AINMT exercises its option to make the additional $150 million investment in the Company, NII will seek stockholder approval for the transactions contemplated by the Second AINMT Investment. If AINMT exercises the option, the Second AINMT Investment must be completed by January 31, 2018. NII anticipates, assuming AINMT’s exercise of the option, that the Second AINMT Investment will close during the first quarter of 2018. At that time, NII is expected to hold a 40% stake in the Company.

The Investment Agreement includes a right for each party to terminate the Investment Agreement in specified circumstances and requires NII to pay a termination fee of $5 million and reimburse AINMT’s expenses for financing commitment fees up to $6 million in connection with AINMT’s exercise of the option.

Pursuant to the Investment Agreement, the Company has agreed to conduct Nextel Brazil’s business in the ordinary course and use commercially reasonable efforts to maintain and preserve its business organization and preserve certain business relations. NII’s indemnification obligations for breaches of representations, warranties and covenants will be settled through a non-cash adjustment to NII’s ownership in the Company subject to a cap in the adjustment of 4% of the Company, assuming NII has completed its full investment.

The description of the Investment Agreement contained in this Form 8-K is qualified in its entirety by reference to the complete text of the Investment Agreement filed as Exhibit 10.1 to this report and incorporated herein by reference.

Shareholders Agreement

Concurrently with the execution of the Investment Agreement, the Company, NII and AINMT (and certain of their respective affiliates) have also entered into a Shareholders’ Agreement regarding, among other things, the ongoing governance of the Company and the rights and obligations of NII and AINMT as shareholders of the Company following the closing of the Initial Investment and following the closing of the Second AINMT Investment, if applicable (the “Shareholders Agreement”). The Shareholders Agreement will only be effective on the closing of the first stage of the Initial Investment.

Board Representation and Protective Rights

Pursuant to the Shareholders Agreement, after the closing of the Initial Investment, the Company’s Board of Managers will be comprised of five members. NII will be entitled to nominate three managers to the Company’s Board of Managers, and, as long as AINMT maintains at least a 30% stake in the Company, AINMT will be entitled to nominate two managers and one observer to the Board of Managers of the Company. In the event that AINMT’s ownership stake in the Company falls below 30% but remains above 20%, AINMT will be entitled to nominate one manager and one observer to the Board of Managers, and if AINMT’s ownership stake in the Company falls below 20%, then AINMT will be entitled to nominate only an observer to the Board of Managers. After the closing of the Second AINMT Investment, AINMT will be entitled to nominate three directors to the Board of Directors of the Company, and, as long as NII maintains at least a 30% stake in the Company, NII will be entitled to nominate two managers to the Board of Managers of the Company. In the event that NII’s ownership stake in the Company falls below 30% but remains above 20%, NII will be entitled to nominate one manager to the Board of Managers, and if NII’s ownership stake in the Company falls below 20%, then NII will be entitled to nominate only an observer to the Board of Managers.

The Shareholders Agreement also provides that the minority shareholder (AINMT prior to the closing of the Second AINMT Investment, and NII after the closing of the Second AINMT Investment), will have certain protective rights relating to certain significant actions of the Company.

Transfer Restrictions

Subject to customary exceptions, the Shareholders Agreement generally prohibits AINMT and NII from transferring their shares, other than to each other or permitted transferees. The Shareholders Agreement contains rights of first refusal, in favor of AINMT and, until the Second Closing, in favor of NII, in the event that the other shareholder receives an offer to purchase its shares. In addition, subject to certain conditions, the Shareholders Agreement provides for “tag along” rights, which allow the minority shareholder to have its shares included in any transfer by the majority shareholder to a third party, and “drag along” rights, which allow the majority shareholder to require the minority shareholder to sell its shares in a transfer.

The Shareholders Agreement also contains put and call rights in favor of NII and AINMT, respectively, under various circumstances specified therein. NII may require AINMT to acquire its shares of the Company at their fair market value beginning 12 months after the date that AINMT has notified NII of its intent to exercise its option to make the Second AINMT Investment, and on the anniversary of such date in each of the years 2019, 2020, 2021 and 2022, as long as the earnings before interest, taxes, depreciation and amortization, or EBITDA, minus one-time and non-recurring items, of the Company and its operating subsidiaries exceeds $100,000,000 in the combined previous four quarters. AINMT may require NII to sell its shares of the Company to AINMT (i) beginning 12 months after the date that AINMT has notified NII of its intent to exercise its option to make the Second AINMT Investment for an amount in cash or AINMT AS shares equal to the higher of fair market value of the shares of the Company held by NII or the investment paid by NII for the shares multiplied by 1.2, and (ii) on each anniversary thereafter in the years 2019, 2020, 2021 and 2022 for an amount in cash or AINMT AS shares equal to the fair market value of the shares of the Company held by NII.

The description of the Shareholders Agreement contained in this Form 8-K is qualified in its entirety by reference to the complete text of the Shareholders Agreement filed as Exhibit 10.2 to this report and incorporated herein by reference.

The representations, warranties and covenants set forth in the Investment Agreement and the Shareholders Agreement have been made only for the purposes of those agreements and solely for the benefit of the parties to the Investment Agreement and the Shareholders Agreement, respectively, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Investment Agreement and the Shareholders Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Investment Agreement and the Shareholders Agreement are included with this filing only to provide investors with information regarding the terms of the Investment Agreement and the Shareholders Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 7.01.    Regulation FD Disclosure.

On June 6, 2017, the Company issued a press release announcing the entry into the Investment Agreement with AINMT. A copy of the press release is attached as Exhibit 99.1.

Item 8.01.    Other Events.

Additional Information and Where to Find It

In the event AINMT exercises the option to invest an additional $150 million in the Company, NII intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement in connection with that contemplated transaction. The definitive proxy statement will be sent to NII’s stockholders and will contain important information about the contemplated transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and stockholders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Certain Information Concerning Participants

In the event AINMT exercises the option to invest an additional $150 million in the Company, NII and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of NII in connection with the contemplated transaction. Information about NII’s directors and executive officers is set forth in its proxy statement for its 2017 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that NII intends to file with the SEC in the event AINMT exercises its option in the second stage of the transaction.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement dated June 5, 2017, among NII Holdings, Inc., AINMT Holdings AB and AINMT Brazil Holdings B.V., among others.

10.2	Shareholders Agreement in Relation to Nextel Holdings S.à r.l. dated June 5, 2017, among NII International Telecom S.C.A. and AINMT Brazil Holdings B.V., among others.

99.1	Press Release issued by NII Holdings, Inc. dated June 6, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.

Date: June 6, 2017	By: /s/ SHANA C. SMITH
Shana C. Smith
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Investment Agreement dated June 5, 2017, among NII Holdings, Inc., AINMT Holdings AB and AINMT Brazil Holdings B.V., among others.

10.2	Shareholders Agreement in Relation to Nextel Holdings S.à r.l. dated June 5, 2017, among NII International Telecom S.C.A. and AINMT Brazil Holdings B.V., among others.

99.1	Press Release issued by NII Holdings, Inc. dated June 6, 2017.